Exhibit 99

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2014 Earnings
First quarter Adjusted EPS of $0.70; GAAP EPS of $0.66

•	First quarter Adjusted EPS of 70 cents was above the mid-point of Target’s prior guidance of 60 cents to 75 cents.

•	Target’s U.S. comparable sales decreased (0.3)% in the first quarter, near the high end of the expected range. Canadian Segment sales were $393 million, up from $86 million last year.

•	The Company returned $272 million to shareholders through dividends in first quarter 2014, representing 65% of net earnings.
MINNEAPOLIS (May 21, 2014) - Target Corporation (NYSE: TGT) today reported first quarter net earnings of $418 million, or $0.66 per share. Adjusted earnings per share1 were $0.70 in first quarter 2014, a decrease of 13.9 percent from $0.82 in 2013. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted earnings per share.
“First quarter financial performance in both our U.S. and Canadian Segments was in line with expectations, reflecting the benefit of continued recovery from the data breach and early signs of improvement in our Canada operations,” said John Mulligan, Interim President and CEO, CFO of Target Corporation. “While we are pleased with this momentum, we need to move more quickly. As a result, we have made changes to our management team and are investing additional resources to drive U.S. traffic and sales, improve our Canadian operations and advance our ongoing digital transformation. We have updated our 2014 earnings expectations to reflect the impact of these investments and believe that they position Target for accelerated profitable growth as a leading omnichannel retailer.”

[1]Adjusted diluted earnings per share (“Adjusted EPS”), a non-GAAP financial measure, excludes the impact of certain matters not related to the Company's ongoing retail operations, such as data breach expenses and the reduction in the beneficial interest asset.

Fiscal 2014 Earnings Guidance
In second quarter 2014, the Company expects Adjusted EPS, reflecting operating results in its U.S. and Canadian Segments, of 85 cents to $1.00. This measure excludes approximately (2) cents related to the expected reduction of the beneficial interest asset2, as well as any net expenses related to the data breach.
For full-year 2014, Target now expects Adjusted EPS, reflecting operating results in its U.S. and Canadian Segments, of $3.60 to $3.90, compared with prior guidance of $3.85 to $4.15. This measure excludes approximately (7) cents related to the expected reduction of the beneficial interest asset2, as well as any net expenses related to the data breach.
At this time, the Company is unable to estimate future expenses related to the data breach that occurred in fourth quarter 2013. Expenses may include payments associated with potential claims by the payment card networks for alleged counterfeit fraud losses and non-ordinary course operating expenses (such as card re-issuance costs), REDcard fraud and card re-issuance expense, payments associated with civil litigation, governmental investigations and enforcement proceedings, expenses for legal, investigative and consulting fees, and incremental expenses and capital investments for remediation activities. These costs may have a material adverse effect on Target’s results of operations in second quarter and full-year 2014 and future periods.

[2]See the “Accounting Considerations” section of this release for more information related to the beneficial interest asset.

U.S. Segment Results3
In first quarter 2014, sales increased 0.2 percent to $16.7 billion from $16.6 billion last year, reflecting the contribution from new stores partially offset by a (0.3) percent decrease in comparable sales. Segment earnings before interest expense and income taxes (EBIT) were $1,072 million in first quarter 2014, a decrease of 13.5 percent from $1,239 million in 2013.
First quarter EBITDA and EBIT margin rates were 9.5 percent and 6.4 percent, respectively, compared with 10.4 percent and 7.5 percent in the U.S. Segment in 2013. First quarter gross margin rate was 29.5 percent compared with 30.7 percent in 2013, driven primarily by additional promotional markdowns this year. First quarter SG&A expense rate was 20.0 percent in 2014 compared with 20.3 percent in the U.S. Segment in 2013. This decrease reflects disciplined control of expenses across the organization, including the benefit from Target’s expense optimization efforts, partially offset by a smaller contribution from the credit card portfolio, which raised the SG&A rate by approximately 0.2 percentage points.

[3]See the “Non-Segment Impacts to Consolidated GAAP Earnings per Share” section of this release for information about certain expenses that were included in the Company's Consolidated Statements of Operations as SG&A, but were not part of its U.S. Segment results.

Canadian Segment Results
In first quarter 2014, the Canadian Segment generated sales of $393 million, compared with $86 million in first quarter 2013 when Target opened its first 24 Canadian stores. Segment EBIT was $(211) million in the first quarter 2014 compared with $(205) million in 2013.
First quarter 2014 gross margin rate of 18.7 percent reflects the continued impact of efforts to clear excess inventory, including long lead-time receipts. This compares to first quarter 2013 gross margin rate of 38.4 percent, which benefitted from a lack of clearance markdowns due to the short time stores had been open. SG&A expense rate of 55.4 percent in first quarter 2014 compares with 223.9 percent last year, reflecting increased scale in the Canadian Segment and pre-opening costs in last year’s results.

Non-Segment Impacts to Consolidated GAAP Earnings per Share
During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to its network and stole certain payment card and other guest information. The Company incurred $18 million of net expense in first quarter 2014, reflecting $26 million of total expenses partially offset by the recognition of an $8 million insurance receivable. This expense does not include any accrual for the potential claims by the payment card networks for counterfeit fraud losses. The amount accrued to date for probable losses on potential payment card network claims consists solely of operating expense reimbursement obligations. At this time the Company is unable to reasonably estimate a range of possible losses on the payment card networks’ potential claims in excess of the amount accrued.
In first quarter 2014, Target announced that, beginning in early 2015, the entire REDcard portfolio will be enabled with MasterCard’s chip-and-PIN solution, and existing co-branded cards will be reissued as MasterCard co-branded chip-and-PIN cards. The Company recorded $13 million of expense in first quarter 2014 related to the decision to convert existing co-branded cards to MasterCard.
Interest Expense and Taxes
Target’s first quarter 2014 net interest expense decreased to $170 million from $629 million in 2013. The year-over-year variance is primarily the result of a $445 million early debt-retirement charge in first quarter 2013.
The Company’s effective income tax rate was 34.7 percent in the first quarter, compared with 36.0 percent in first quarter 2013. The decrease of 1.3 percentage points was due to a variety of factors, none of which was individually significant.
Capital Returned to Shareholders
In first quarter 2014, the Company paid dividends of $272 million. Target did not repurchase any shares of its common stock during the quarter, reflecting current performance and the Company’s desire to maintain its strong investment-grade credit ratings.

Accounting Considerations
In first quarter 2013, Target sold its entire U.S. consumer credit card receivables portfolio to TD Bank Group. The net impact of the transaction increased first quarter 2013 GAAP EPS by 36 cents, which includes the benefit of a $225 million beneficial interest asset that was recognized at the close of the sale. This asset effectively represents a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold at the time of the transaction. The Company estimates the asset will be reduced over the four-year period following the close of the transaction, with larger reductions in the early years. The beneficial interest asset was reduced in first quarter 2014 by $18 million, compared with a $17 million reduction in first quarter 2013. Since the close of the transaction, the beneficial interest asset has been reduced by $117 million.
Miscellaneous
Target Corporation will webcast its first quarter earnings conference call at 9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on May 23, 2014. The replay number is (855) 859-2056 (passcode: 37688688).
Statements in this release regarding second quarter and full-year 2014 earnings guidance and the impact of the data breach on the Company’s results of operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2014.

In addition to the GAAP results provided in this release, the Company provides Adjusted diluted earnings per share for the three months ended May 3, 2014 and May 4, 2013, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,916 stores - 1,789 in the United States and 127 in Canada - and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 3, 2014	May 4, 2013	Change
Sales	$17,050	$16,706	2.1%
Cost of sales	12,067	11,563	4.4
Selling, general and administrative expenses	3,593	3,590	0.1
Depreciation and amortization	579	536	7.9
Gain on receivables transaction	—	(391)	(100.0)
Earnings before interest expense and income taxes	811	1,408	(42.4)
Net interest expense	170	629	(73.0)
Earnings before income taxes	641	779	(17.7)
Provision for income taxes	223	281	(20.7)
Net earnings	$418	$498	(16.0)%
Basic earnings per share	$0.66	$0.78	(14.9)%
Diluted earnings per share	$0.66	$0.77	(14.5)%
Weighted average common shares outstanding
Basic	633.3	642.1	(1.4)%
Dilutive impact of share-based awards(a)	4.9	7.4	0
Diluted	638.2	649.5	(1.7)%
(a)  Excludes 5.3 million and 4.4 million share-based awards for the three months ended May 3, 2014 and May 4, 2013, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	May 3, 2014	February 1, 2014	May 4, 2013
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $3, $3 and $1,112	$715	$695	$1,819
Inventory	8,450	8,766	8,099
Other current assets	1,858	2,112	1,939
Total current assets	11,023	11,573	11,857
Property and equipment
Land	6,238	6,234	6,213
Buildings and improvements	30,446	30,356	28,949
Fixtures and equipment	5,305	5,583	5,199
Computer hardware and software	2,521	2,764	2,382
Construction-in-progress	1,012	843	1,348
Accumulated depreciation	(14,163)	(14,402)	(13,017)
Property and equipment, net	31,359	31,378	31,074
Other noncurrent assets	1,660	1,602	1,303
Total assets	$44,042	$44,553	$44,234
Liabilities and shareholders’ investment
Accounts payable	$6,793	$7,683	$6,721
Accrued and other current liabilities	3,770	3,934	3,915
Current portion of long-term debt and other borrowings	1,477	1,160	523
Total current liabilities	12,040	12,777	11,159
Long-term debt and other borrowings	12,612	12,622	13,691
Deferred income taxes	1,381	1,433	1,295
Other noncurrent liabilities	1,523	1,490	1,569
Total noncurrent liabilities	15,516	15,545	16,555
Shareholders’ investment
Common stock	53	53	53
Additional paid-in capital	4,512	4,470	4,159
Retained earnings	12,743	12,599	12,873
Accumulated other comprehensive loss
Pension and other benefit liabilities	(415)	(422)	(492)
Currency translation adjustment and cash flow hedges	(407)	(469)	(73)
Total shareholders’ investment	16,486	16,231	16,520
Total liabilities and shareholders’ investment	$44,042	$44,553	$44,234

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 633,613,396, 632,930,740 and 641,253,199 shares issued and outstanding at May 3, 2014, February 1, 2014 and May 4, 2013, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at May 3, 2014, February 1, 2014 or May 4, 2013.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three months ended
(millions) (unaudited)	May 3, 2014	May 4, 2013
Operating activities
Net earnings	$418	$498
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	579	536
Share-based compensation expense	21	29
Deferred income taxes	(120)	(66)
Bad debt expense(a)	—	41
Gain on receivables transaction	—	(391)
Loss on debt extinguishment	—	445
Noncash (gains)/losses and other, net	(10)	8
Changes in operating accounts:
Accounts receivable originated at Target	—	157
Proceeds on sale of accounts receivable originated at Target	—	2,717
Inventory	322	(175)
Other current assets	255	(64)
Other noncurrent assets	16	20
Accounts payable	(898)	(375)
Accrued and other current liabilities	(104)	(146)
Other noncurrent liabilities	41	(4)
Cash provided by operations	520	3,230
Investing activities
Expenditures for property and equipment	(561)	(901)
Proceeds from disposal of property and equipment	5	19
Change in accounts receivable originated at third parties	—	121
Proceeds from sale of accounts receivable originated at third parties	—	3,020
Cash paid for acquisitions, net of cash assumed	—	(58)
Other investments	18	52
Cash (required for)/provided by investing activities	(538)	2,253
Financing activities
Change in commercial paper, net	306	(970)
Reductions of long-term debt	(31)	(2,916)
Dividends paid	(272)	(232)
Repurchase of stock	—	(540)
Stock option exercises and related tax benefit	26	209
Cash provided by/(required for) financing activities	29	(4,449)
Effect of exchange rate changes on cash and cash equivalents	9	1
Net increase in cash and cash equivalents	20	1,035
Cash and cash equivalents at beginning of period	695	784
Cash and cash equivalents at end of period	$715	$1,819

 (a)  Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013.
 Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended
U.S. Segment Results (millions) (unaudited)	May 3, 2014	May 4, 2013	Change
Sales	$16,657	$16,620	0.2%
Cost of sales	11,748	11,509	2.1
Gross margin	4,909	5,111	(3.9)
SG&A expenses(a)	3,326	3,381	(1.6)
EBITDA	1,583	1,730	(8.5)
Depreciation and amortization	511	491	4.2
EBIT	$1,072	$1,239	(13.5)%
(a) SG&A includes credit card revenues and expenses prior to the March 2013 sale of our U.S. consumer credit card portfolio to TD Bank. For the three months ended May 3, 2014 and May 4, 2013, SG&A also includes $167 million and $105 million, respectively, of profit sharing income from the arrangement with TD Bank.
EBITDA is earnings before interest expense, income taxes, depreciation and amortization.
EBIT is earnings before interest expense and income taxes.

	Three Months Ended
U.S. Segment Rate Analysis (unaudited)	May 3, 2014	May 4, 2013
Gross margin rate	29.5%	30.7%
SG&A expense rate	20.0	20.3
EBITDA margin rate	9.5	10.4
Depreciation and amortization expense rate	3.1	3.0
EBIT margin rate	6.4	7.5
Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended
Comparable Sales (unaudited)	May 3, 2014	May 4, 2013
Comparable sales change	(0.3)%	(0.6)%
Drivers of change in comparable sales:
Number of transactions	(2.3)	(1.9)
Average transaction amount	2.1	1.3
Selling price per unit	1.8	(0.6)
Units per transaction	0.3	1.8
The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended
REDcard Penetration (unaudited)	May 3, 2014	May 4, 2013
Target Debit Card	11.3%	8.6%
Target Credit Cards	9.1	8.5
Total REDcard Penetration	20.4%	17.1%
Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	May 3, 2014	February 1, 2014	May 4, 2013	May 3, 2014	February 1, 2014	May 4, 2013
General merchandise stores	271	289	359	31,618	33,843	42,435
Expanded food assortment stores	1,261	1,245	1,168	162,954	160,891	151,119
SuperTarget stores	249	251	251	44,152	44,500	44,500
CityTarget stores	8	8	6	820	820	614
Total	1,789	1,793	1,784	239,544	240,054	238,668
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended
Canadian Segment Results (millions) (unaudited)	May 3, 2014	May 4, 2013	Change
Sales	$393	$86	357.0%
Cost of sales	319	53	502.3
Gross margin	74	33	123.3
SG&A expenses(a)	218	193	13.0
EBITDA	(144)	(160)	(9.8)
Depreciation and amortization(b)	67	45	48.6
EBIT	$(211)	$(205)	3.1
(a) SG&A expenses include start-up and operating expenses.
(b) Depreciation and amortization results from depreciation of capital lease assets and leasehold interests.  The lease payment obligation gave rise to interest expense of $19 million for each of the three months ended May 3, 2014 and May 4, 2013.

	Three Months Ended
Canadian Segment Rate Analysis (unaudited)	May 3, 2014	May 4, 2013
Gross margin rate	18.7%	38.4%
SG&A expense rate	55.4	223.9
EBITDA margin rate	(36.6)	(185.6)
Depreciation and amortization expense rate	17.1	52.6
EBIT margin rate	(53.7)	(238.1)

	Three Months Ended
REDcard Penetration (unaudited)	May 3, 2014	May 4, 2013
Target Debit Card	2.1%	1.0%
Target Credit Cards	1.8	1.0
Total REDcard Penetration	3.9%	2.0%
 Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	May 3, 2014	February 1, 2014	May 4, 2013	May 3, 2014	February 1, 2014	May 4, 2013
General merchandise stores	127	124	24	14,627	14,189	2,832
 (a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), which excludes the impact of the 2013 sale of our U.S. consumer credit card receivables portfolio, the loss on early retirement of debt, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing retail operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Non-GAAP adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate non-GAAP adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. A detailed reconciliation is provided below.

	Three Months Ended
	May 3, 2014			May 4, 2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share			$0.66			$0.77	(14.5)%
Adjustments
Reduction of beneficial interest asset	$18	$11	$0.02	$17	$10	$0.02
Data Breach related costs, net of insurance receivable (a)	18	11	0.02	—	—	—
Card brand conversion costs (b)	13	8	0.01	—	—	—
Resolution of income tax matters	—	(1)	—	—	(1)	—
Loss on early retirement of debt	—	—	—	445	269	0.41
Gain on receivables transaction (c)	—	—	—	(391)	(247)	(0.38)
Adjusted diluted earnings per share			$0.70			$0.82	(13.9)%
Note: The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding. Beginning with the first quarter 2014, we no longer exclude Canadian Segment results from Adjusted EPS because fiscal 2014 will be our first full year of operating stores in Canada. For comparison purposes, prior year Adjusted EPS has been revised to include Canadian Segment results.
(a) For the three months ended May 3, 2014, we recorded $26 million of pretax Data Breach-related expenses, primarily for legal and other third party services. We also recorded expected insurance proceeds of $8 million, for net pretax expenses of $18 million.
(b) Expense related to converting the co-branded REDcard program to MasterCard.
(c)  Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.

Subject to reclassification